Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AF ACQUISITION CORP.

AF Acquisition Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of
Delaware, does hereby certify as follows:

1.	The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by August 23, 2023 (or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Completion Window”) or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

2.	The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the requisite vote of the stockholders entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AF Acquisition Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this 19th day of December, 2022.

AF ACQUISITION CORP.

BY:	/s/ Christopher Bradley
NAME:	Christopher Bradley
TITLE:	Chief Financial Officer and Secretary